Exhibit 99.2

Bakers Footwear Group, Inc.

Excerpts of Second Quarter Fiscal 2010 Results Conference Call Transcript

September 14, 2010

Operator: Greetings, and welcome to the Bakers Footwear Group Incorporated second quarter fiscal 2010 results conference call. At this time, all participants are in listen-only mode. A brief question-and-answer session will follow the formal presentation. (Operator: Instructions). As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Jane Thorn-Leeson of ICR. Thank you, Ms. Thorn-Leeson, you may begin.

Jane Thorn-Leeson: Thank you. Good morning, everyone. Before we get started, I would like to remind you of the Company's Safe Harbor language, which I am sure you are all familiar with. Statements contained in this conference call which are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those suggested in such statements due to a number of risks and uncertainties, which are described in the Company's filings with the SEC. And now I would like to turn the call over to Bakers' Chairman, President and CEO, Mr. Edison.

Peter Edison: Thank you Jane. Good morning, everyone. Thank you for joining us to discuss our second quarter fiscal 2010 results. With me today is Charlie Daniel, our Chief Financial Officer. On this morning's call I will review the second quarter results and provide an update on the strategies that we expect to result in an improved performance in the second half of the year. Following this, Charlie will review our financials in more detail. After my closing remarks, we will open the call to answer the questions you have for us today.

Our second quarter results were disappointing, driven by a lackluster response to our sandal offerings, which led to increased promotional activity compared to the year ago period. However, we ended the quarter in a solid position, our inventories are in great shape, fresher aging than last year. In addition, our sales trends improved marginally, coinciding with the flow of fall goods, and this positive performance has continued in the first six weeks of the third quarter. This gives us confidence in our expectation of reporting improved sales, gross margins and operating performance for the fall and holiday seasons.

In total, for the second quarter, net sales decreased 1% to $43.3 million compared to $43.7 million in 2009, while comparable store sales increased 0.2%, following an increase of 0.7% last year. Our net loss was $2.1 million, or $0.28 per share, compared to a loss of $1.7 million or $0.24 per share in the second quarter of last year. During the quarter, we saw favorable performances in dress shoes, boots and accessories, which as I mentioned, was offset by a challenging season in sandals.

We are particularly encouraged regarding our performance in boots and dress shoes, which bodes well for our second half sales, as both categories increase as a percentage of the overall mix, as the fall and holiday season progresses. We have strategically invested inventory in boots and dress shoes to capitalize on this opportunity. In addition, our multichannel sales increased 16.8% versus last year. And while a small part of our overall sales, we believe multichannel represents a long-term growth opportunity for our Company. We are working to elevate the design and functionality of our e-commerce site to enhance the end user features, which we expect will lead to increased and incremental sales in the future.

We also are continuing to make progress in our strategic initiatives and remain confident in our business model, which we expect to position our Company for improved profitability and long-term growth. To this end, we remain focused on driving comparable store sales gains and increasing margins during the fall season, with the introduction of compatible new brands, as well as by continuing to represent our customers with great fashion under our Bakers brand. As it relates to new brands, we launched Big Buddha footwear on August 18th. Big Buddha appeals to our core customers' desire for quality, casual sports shoes.

In addition, we introduced H by Halston footwear and accessories on September 1st. The launch has gone extremely well, and had a strong positive effect on sales and margins since March. H by Halston is exclusive to Bakers as part of our licensing agreement, and we are excited about its potential. As I have mentioned in the past, the H by Halston brand further differentiates our stores with a design label that has a very clean and simple look to the product and carries a universal appeal, which is expected to expand our customer reach over time. I am very pleased with the initial customer response to both Big Buddha and H by Halston and also excited about the potential sales and margin opportunity that is presented to our Company by the addition of new and exclusive brands.

We also continue to maintain prudent control of our expenses and inventory. Increasing inventory at quarter end is primarily due to early delivery of fall product for the H by Halston and Big Buddha launches. We are pleased to continue to receive support from our partners, and have increased our liquidity with the sale of a $5 million debenture to Steven Madden on August 26th, 2010. In consideration for this investment, which has no principal payments scheduled for seven years, we agreed to pay an annual interest of 11%, and also issued 1.8 million shares of common stock to Steven Madden, which represents a 19.9% equity stake in Bakers. This investment has no financial covenants or governance conditions, and represents a strong vote of confidence in our business.

We remain on track to improve our cash flow position at year-end, and we will pay off the remaining $1.3 million balance on our subordinated secured term loan by fiscal year end, which further improves our financial flexibility as we move into 2011. Importantly, we believe that we have more than adequate liquidity to fund our 2010 and 2011 business plans. As it relates to product sourcing, I know there are concerns out there about increased sourcing cost pressures against a challenging macro environment in the second half of the year. We believe we have taken the appropriate steps to mitigate these pressures, and we feel good about our position in the market and our ability to deliver true to life fashion that resonates with our consumers.

In summary, we remain optimistic about our opportunities for the fall and holiday seasons, and expect to drive comparable store sale gains at higher margins, as well as improved operating performance in the back half of the year. Now, I would like to turn the call over to Charlie to review our financials in more detail.

Charlie Daniel: Thank you, Peter. For the second quarter, the 13 weeks ended July 31, 2010, net sales declined 1% to $43.3 million from $43.7 million in the 13 weeks ended August 1, 2009. Comparable store sales increased 0.2%, following an increase of 0.7% in the second quarter last year. Gross profit was $11.9 million, or 27.5% of net sales, down from $12.9 million or 29.6% of net sales in the second quarter of last year. The decline in gross profit was primarily driven by increased promotional activities related to our sandal line.

Selling expenses decreased 3.8% to $9.6 million or 22.2% of net sales from $10 million or 22.9% of net sales in the second quarter last year. The decrease in selling expenses was driven by lower store payroll and store depreciation expense. General and administrative expenses for the second quarter of 2010 decreased 3.8% to $3.9 million or 9% of net sales from $4.1 million or 9.3% of net sales in the second quarter of last year. This decrease was primarily due to lower payroll and group health insurance expense.

As a result of the decline in sales and lower gross profit, our operating loss for the second quarter was $1.6 million compared to an operating loss of $1.2 million in the second quarter of 2009. Interest expense was $440,000 down from $612,000 last year reflecting the reduction in the balance of our subordinated secured term loan. Net loss for the second quarter of 2010 was $2.1 million or $0.28 per share, compared to a net loss of $1.7 million, or $0.24 per share last year. For the first six months of fiscal 2010, net sales were $86.8 million, down 2.1% from $88.7 million in the first six months of fiscal 2009.

Comparable store sales decreased 0.7% compared to an increase of 2.8% in the first six months last year. Operating loss for the first six months of fiscal 2010 was $4.5 million, compared to $3.1 million in the prior year period. Our net loss was $5.5 million or $0.75 per share, compared to a net loss of $4.5 million or $0.62 per share in the first half of last year.

Turning to the balance sheet, inventories at the end of the second quarter were $21.6 million, up from $18.9 million at the end of the second quarter in 2009, but equal to the $21.6 million inventory at the end of the second quarter of 2008. The increase from 2009 reflects earlier receipts of product for the fall season. Accounts payable increased to $16.9 million from $11.7 million last year. The balance on the revolving credit facility increased to $9.6 million from $8.4 million last year. And our availability under the facility was $1.1 million, compared to $900,000 last year.

The balance on our term loan decreased to $1.6 million from $3.7 million last year. We will pay the balance on the term loan by the end of the year. Capital expenditures for the first half of fiscal 2010 were $461,000, compared to $207,000 in the prior-year period. For the full year, we anticipate capital expenditures will not exceed $1 million. Now, I will turn the call back over to Peter for closing remarks.

Peter Edison: Thanks, Charlie. In summary, we firmly believe in ability to execute our business plans for 2010 and beyond. We continue to have the support of our landlords, suppliers, and vendors, and the dedication and passion of our Bakers employees. We're confident that our strategies will continue to drive improved results in the second half of the year and beyond, benefiting all Bakers stakeholders. Operator, we are now ready for questions.

Operator: Thank you. We will now be conducting a question-and-answer session. (Operator: Instructions). One moment please while we poll for questions. Our first question is from Ronald Bookbinder with The Benchmark Company. Please proceed with your question.

Ronald Bookbinder: Good morning.

Peter Edison: Morning, Ron.

Ronald Bookbinder: This investment from Steve Madden, does that also give you any better access to design or product or information from the Steve Madden Company?

Peter Edison: Not really. We already have what I would call very good product development relationship with Steve Madden. It is really a financial investment.

Ronald Bookbinder: And are you still planning the two annual sales events in Q3, as usual?

Peter Edison: In Q3, we actually are only planning one sales event. But -- in the classic definition of a clearance. But we have enough other promotional events that replace the other clearance that it wouldn't have are a material reduction in off-price activity from prior third quarters.

Ronald Bookbinder: Okay. And lastly, the inventory, you said it is mainly just timing of deliveries. Earlier deliveries?

Peter Edison: Yes. We had -- really, the entire amount is third quarter product that was on the water, on the way in, even partly in our possession. But we didn't launch our brands. We had two new brands and we really put them out for sale at specified times. So we had to hold this merchandise. So it was really [early] delivery, and not merchandise for sale at quarter end.

Ronald Bookbinder: That would be the H by Halston launch?

Peter Edison: H by Halston primarily, yes.

Ronald Bookbinder: Okay. Great. Thank you, Peter.

Peter Edison: Thanks, Ron.

Operator: Thank you. Our next question is from John Zolidis with Buckingham Research Associates. Please proceed with your question.

John Zolidis: Hey. Good morning.

Peter Edison: Morning, John.

John Zolidis: A couple of things. I guess, as I recall the original plan was predicated on mid single digit same-store sales and it looks like you are able to cut expenses maybe a little bit more than anticipated in that, in that plan. But do we, do we still need to kind of show gains to mid single digit plans to get back to profitability? And I guess the question is, can you ball park the Steve Madden investment, how much time does that buy you to get sales back on track to where you had originally laid out?

Peter Edison: The Steve Madden investment, let me say, we didn't need to buy any time. We feel that we are generating enough cash to pay our long-term debt off and operate our business. But it provides us cushion in case we happen to have been wrong. So it would be wrong to say it buys us time because we are cash flow positive. But in answering your first part of your question, we probably need something in the order of 5% to 7% comp store sales for a full year to get back to break even on paper. One has to remember that we have between $8 million and $9 million of noncash charges, so when we show a loss, that doesn't mean we are cash flow negative.

John Zolidis: Okay. That's a good distinction. Thanks for calling that out. I was wondering if you could just comment a little bit about boots. You did say that sales have improved in August, and as I recall -- and I guess early September. And as I recall last year, the boot business really picked up in September. So I was wondering if you can talk about coming up against those comparisons, how are boots doing, how do you feel about your assortment? I think the boot assortment last year was more successful than your sandal assortment in this past spring. And I guess what -- then I have one follow up after that.

Peter Edison: Okay. We think boots are very good but we think they're down slightly from last year. We believe our increases will come out of dress shoes. So we are planning that way. And if we are pleasantly surprised, so be it. There's a lot of great things happening in boots. It was a huge boot year last year. So, we expect to do a lot of boot business this fall.

John Zolidis: Okay. So boots being down, that's really more a reflection of just how good it was last year, not that--?

Peter Edison: Yes, so it would be one of the highest boot years in any years.

John Zolidis: And then for I guess the last question is kind of look forward to the spring, what corrective measures are you taking for the sandal business that you hope will result in improved sales trends?

Peter Edison: Well, we have a number of things going on. Obviously we are -- one of the things we were disappointed with in reflection of sandal season that was that our sandals this year looked not as different from prior year as we would normally like. That will not be true next year. And freshness always drives sales in our business. We had such a successful sandal season in 2009, we probably repeated a few too many of those successes.

So you will see freshness and then you will also see a number of our strategic initiatives, including the H by Halston launch which happened this fall will be all new in spring, and we expect to have a significant positive effect on sales as well, not just in the sandal category but across really all product lines. So we feel we have a number of strong product-driven solutions that will drive comp sales in the spring, not to mention, we are lining up against a weak spring.

John Zolidis: Okay. Great. Thanks, and good luck.

Peter Edison: Thank you, John.

Operator: Thank you. (Operator: Instructions). Our next question comes from Steven Gregory with Mandalay Research. Please proceed with your question.

Steven Gregory: Yes, thank you very much. Peter, can you hear me okay?

Peter Edison: Yes, just fine, Steven.

Steven Gregory: That's perfect. You had mentioned on the call something that was really fascinating. One of your biggest commitments is enhancing your e-commerce site to make it more user friendly. About two months ago in the Wall Street Journal, and specifically there was an article written about that, in 2011 companies similar to yours are going to be really looking to enhance that e-commerce experience for their customers to make it easier to find their site, and make it more user friendly once they're on their site. What can you tell us, can you give us some more color as to what your vision is for your e-commerce business and over the next couple of years and how will you get there?

Peter Edison: Without getting too technical, let me say that we are using a variety of techniques that we hope will drive customers to our site, including utilizing a number of social media aspects for Bakers, who developed their own social media site called Shoeturnity, we have a growing FaceBook site. We plan to develop and advertise these in our own stores. We have found that our own stores are the best driver of new business to our website, because they give us an opportunity both to publicize our various electronic sites, as well as to talk customers through that by having salespeople who are trained in understanding what happens with our e-commerce site. We are already developing a special order program in our stores, that is growing our e-Commerce business by allowing customers to purchase sizes that they cannot find in the store on the website, so we're trying to do that to funnel additional value to our web that really helps us service in our stores.

So we believe that the e-commerce site is part of a complete customer experience for Bakers that affects her, even if she walks into our store, and having 50 million customers a year walking into our stores it's a far better way to service them and to drive new customers to our web than anything else. That being said, we are doing many standard web development techniques to improve the flow of customers to our site, such as partnerships with other websites, where they can send their customers to us. Having our shoes available, for example, on Amazon, and other sites like that, so we expect to do it both as a retail, utilizing our website, but also as a direct retailer doing the traditional techniques. I hope that helps. There's so many initiatives going on in that area, I can really only scratch the surface.

Steven Gregory: But what is your percentage of sales you're getting from your site, and are you satisfied with that, and where would you like to be in the next couple of years, in terms of total revenue from the site?

Peter Edison: We expect to get about 7% of our sales this year, and we think that can more than double in the next three years.

Steven Gregory: Okay, so you would like to probably to get to 14%, 15% in the next couple of years?

Peter Edison:  Yes, if we can get a couple of points of comp each year from that, that would really be our expectation.

Steven Gregory: Okay. You had mentioned social commerce was important to you. Have you looked at mobile commerce, because that article also mentioned mobile commerce as a new development that's reshaping how customers are thinking?

Peter Edison: Yes, so we have redesigned our website to be mobile-compatible. We find that it's slow to build, that customers come to you, but they don't really buy mobilely. But hopefully, that will change, because customer groups change over time. So we are ready for that revolution, should it occur.

Steven Gregory: Okay, and also, in one of your statements, you had mentioned multichannel represents a good long-term growth strategy for the business. Can you provide some color on how you see that going forward to really drive incremental revenue to the bottom line?

Peter Edison: It is what I was talking about before, so I don't have something new. I mean multichannel really for us is stores, special order, website, social media, and that is -- all of those things acting in harmony are raising the non-store sales with the Company. So just continuing to do those strategies, which I mentioned, is what happens.

Steven Gregory: Great. Final question for you today, obviously, it has very been challenging over the last five years and your stock is down substantially. What can you tell all of the investors, all of the analysts, everyone on the call, is your number one challenge you are facing over the next couple of years as CEO of Bakers, how do you plan to overcome that challenge regarding getting more customer traffic, getting customers to have a better experience in your stores, or online, what have you, just to make it more worthwhile to do business with Bakers?

Peter Edison: Thank you. It is very straightforward for us. We spent the last three years doing tremendous cost cuts, inventory control, and getting our financial health in a stable place. The challenge for us now is to build our comparable store sales and we are planning on doing that through introductions of new product categories and new brands in our stores and system bases over an extended period of time. It will help us both get new customers into our stores as well as capture increased market share of product categories that we have been in, but that we haven't been maximizing our potential.

The Big Buddha and H by Halston launches are the first part of that, you will see a consistent pattern of that. It is very successful already, in driving our comp sales. That is our challenge. With comp sales growth will come earnings growth, and with earnings growth will come the stock price. That's the basic nuts and bolts of our business, and we are excited to be focused on the right thing at this point.

Steven Gregory: All right. Thank you. Good luck in your future endeavors.

Peter Edison: Thank you.

Operator: Thank you. … Our next question is from Sam Poser with Sterne, Agee. Please proceed with your question. I'm sorry, Mr. Poser your line is live, please proceed with your question.

Sam Poser: You can't hear me?

Peter Edison: I can now, Sam.

Sam Poser: Okay. I'm sorry. My question was did you -- you have done -- you ran your business with mostly direct sourcing, and it seems like you are switching that over to more branded goods, how does that affect, how does that affect your margins, and how do you look at things and how do you differentiate now that you will be carrying potentially more branded if that's the way it is going? Also, the inventory levels still going into the quarter still seem high relative to the sales, or have you had -- I think you might have mentioned this, a good start. How have you started the -- how has the third quarter been so far as far as the comps?

Peter Edison: Yes, well just to answer the last question first, because it is top of mind, third quarter comps have gone up nicely, especially after the launch of our new brands, especially H by Halston, so comps are up slightly more in the third quarter than they were in either the first or second quarter, and that's back weighted towards the Halston launch. But to answer your first question, we are not increasing the purchase of branded footwear, when you look at our H by Halston brand, it has the retail power of a brand, but it is at private label mark ups, because it is a license agreement and the in house label, and so what we are getting with the Halston license is average retails well above our Bakers average retails, but at full private label mark up. So we do not have a plan to increase the percentage of long-term national branded business in our stores. But we will create compelling assortments under private label brands, if that is the right way to market them, that will both increase our sales and margins.

Sam Poser: And then about the inventory levels being up 14% relative to--?

Peter Edison: Yes, I don't know, the inventory is really up because of the incremental delivery of early fall product. We expect inventories by the end of the third quarter to be roughly comparable to last year.

Sam Poser: You're expecting to comp positively in the third quarter, right?

Peter Edison: Yes, nicely positive.

Sam Poser: Thank you. Good luck.

Peter Edison: Thanks, Sam.

Operator: Thank you. (Operator: Instructions). Our next question is a follow up from Ronald Bookbinder with The Benchmark Company. Please proceed with your question.

Ronald Bookbinder: Yes. Peter, you talked about the shifting of categories a bit, and that boots this year might be slightly down as a whole versus last year, with a pick up in the dress shoe business, which would be something new and fresh, which completes the better comps. But the fourth quarter being, it used to be a very strong party shoe business. It has been overshadowed by boots this past couple of years. How does the party shoe business look like it is shaping up, and will these new lines of H by Halston, will that really help you gain a better percentage of that business?

Peter Edison: Yes. The Halston line is very heavy in dress shoes, especially for this fall, and is one of the reasons why our total dress shoe volume for the Company will be significantly higher than last year. The party shoe business is one that we -- it is an old term, it's one that we don't really do as much of anymore. The party shoe that tends to be one time purchased inexpensive footwear. We have been doing a lot more of what I would call club dress shoes, which are a little bit more expensive and a little bit bolder than party shoes, and that business is a little more stable on a year-round basis, but we do expect dress shoes in total no matter what words you use to describe them, to be strongly up in the fourth quarter.

Ronald Bookbinder: Okay. Thank you.

Peter Edison: Thanks, Ron.

Operator: Thank you. Mr. Edison, there are no more questions at this time. I would like to turn the floor back over to you for any closing comments.

Peter Edison: Okay. Well, thank you, operator. Thank you everyone for joining us today. We look forward to speaking to you on our third quarter call in December.

Operator: Thank you. This concludes today's teleconference. You may disconnect your lines at this time. Thank you for your participation.

THESE EXCERPTS CONTAIN FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934).  BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS.  ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE INABILITY TO SATISFY DEBT COVENANTS, MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION, AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K AND OUR MOST RECENT QUARTERLY REPORTS ON FORM 10-Q, INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS IN THESE REPORTS, AND IN BAKERS FOOTWEAR’S OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.